Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 20, 2013, in the Registration Statement and related Prospectus of Ares Multi-Strategy Credit Fund, Inc., incorporated herein by reference, for the registration of 980,000 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, CA

October 28, 2013